Exhibit 99.1

Independent auditors’ report

To the Managing Member of

WIH La Quinta Inn Hotels:

We have audited the accompanying combined financial statements of WIH La Quinta Inn Hotels (the “Company”), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, changes in member’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the combined financial statements. The combined financial statements include the accounts of La Quinta Inn—Fairfield, La Quinta Inn—Armonk, La Quinta Inn—Coral Springs, La Quinta Inn—Deerfield, La Quinta Inn—Sunrise, La Quinta Inn—Miami Lakes, La Quinta Inn—Naples, La Quinta Inn—Plantation, La Quinta Inn—Sarasota, La Quinta Inn—Wayne, La Quinta Inn—West Palm Beach, La Quinta Inn—Ft. Lauderdale, La Quinta Inn—Clifton, and La Quinta Inn—Elmsford. These entities are under common ownership and common management.

Management’s responsibility for the combined financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of WIH La Quinta Inn Hotels as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Miami, Florida

February 26, 2014

WIH La Quinta Inn Hotels

Combined Balance Sheets

As of December 31, 2013 and 2012

(In thousands)	2013	2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$42	$27
Restricted cash	2	—
Accounts receivable—net	936	1,565
Inventory	243	245
Prepaid expenses and other	490	273

Total current assets	1,713	2,110
PROPERTY AND EQUIPMENT—Net	86,195	88,725
OTHER ASSETS	101	101

TOTAL	$88,009	$90,936

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,873	$3,738
Mortgage loan and mezzanine loan	61,103	—

Total current liabilities	63,976	3,738

MORTGAGE LOAN AND MEZZANINE LOAN	—	67,455

Total liabilities	63,976	71,193

COMMITMENTS AND CONTINGENCIES (Note 6)
MEMBER’S EQUITY	24,033	19,743

TOTAL	$88,009	$90,936

See notes to combined financial statements.

WIH La Quinta Inn Hotels

Combined statements of operations

For the years ended December 31, 2013, 2012, and 2011

(In thousands)	2013	2012	2011

REVENUE:
Room	$38,316	$35,328	$32,562
Retail and other	455	488	510

Total revenue	38,771	35,816	33,072

OPERATING EXPENSES:
Room	8,548	8,532	7,953
Retail and other	282	271	276
Management, marketing and related party fees	1,863	1,632	1,515
Selling, general, and administrative	14,253	14,102	13,966
Depreciation	4,685	4,450	4,678

Total operating expenses	29,631	28,987	28,388

(LOSS) GAIN ON DISPOSAL OF PROPERTY AND EQUIPMENT	(322)	(695)	4

OPERATING INCOME	8,818	6,134	4,688
INTEREST EXPENSE	(1,663)	(1,551)	(2,060)
GAIN ON EXTINGUISHMENT OF DEBT	—	—	6,705

NET INCOME	$7,155	$4,583	$9,333

See notes to combined financial statements.

WIH La Quinta Inn Hotels

Combined statements of changes in member’s equity (deficit)

For the years ended December 31, 2013, 2012, and 2011

(In thousands)

BALANCE—January 1, 2011	$(5,201)
Net income	9,333
Contributions	31,132
Distributions	(16,927)

BALANCE—December 31, 2011	18,337
Net income	4,583
Contributions	2,916
Distributions	(6,093)

BALANCE—December 31, 2012	19,743
Net income	7,155
Contributions	6,352
Distributions	(9,217)

BALANCE—December 31, 2013	$24,033

See notes to combined financial statements.

WIH La Quinta Inn Hotels

Combined statements of cash flows

For the years ended December 31, 2013, 2012, and 2011

(In thousands)	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,155	$4,583	$9,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,685	4,450	4,678
Gain on extinguishment of debt	—	—	(6,705)
Loss (gain) on disposal of property and equipment	322	695	(4)
Reversal of provision for bad debts	(62)	(45)	(25)
Amortization of deferred financing costs	226	333	598
Changes in operating assets and liabilities:
Accounts receivable	691	(164)	86
Inventory	2	—	3
Prepaid expenses and other	(9)	(83)	91
Other assets	—	—	(1)
Accounts payable and accrued expenses	(865)	1,416	344

Net cash provided by operating activities	12,145	11,185	8,398

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,477)	(5,092)	(1,408)
Change in restricted cash	(2)	2	54

Net cash used in investing activities	(2,479)	(5,090)	(1,354)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred financing costs	(434)	—	(931)
Distributions to Parent	(9,217)	(6,093)	(16,927)
Contributions from Parent	—	—	10,816

Net cash used in financing activities	(9,651)	(6,093)	(7,042)

INCREASE IN CASH AND CASH EQUIVALENTS	15	2	2
CASH AND CASH EQUIVALENTS:
Beginning of year	27	25	23

End of year	$42	$27	$25

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid for interest during the year	$1,410	$1,223	$1,494

SUPPLEMENTAL DISCLOSURE OF NONCASH—FINANCING INFORMATION—Noncash contribution from Parent resulting from Parent’s paydown of the Company’s mortgage loan and mezzanine loan	$6,352	$2,916	$20,316

See notes to combined financial statements

WIH La Quinta Inn Hotels

Notes to combined financial statements

As of December 31, 2013 and 2012, and for the years ended

December 31, 2013, 2012, and 2011

1. Organization and nature of operations

The accompanying financial statements are the combined financial statements of WIH La Quinta Inn Hotels (the “Company”). WIH La Quinta Inn Hotels is comprised of 14 hotel properties that are owned, directly or indirectly, by WIH Hotels, L.L.C. WIH Hotels, L.L.C. (or “Parent”) was formed on September 21, 2004, under the laws of the State of Delaware and is owned, managed, and advised by Blackstone Real Estate Partners IV, L.P., Blackstone Real Estate Partners IV TE.2 L.P., Blackstone Real Estate Partners IV F L.P., Blackstone Real Estate Partners IV TE.1 (DC) L.P., Blackstone Real Estate Partners IV TE.2 (DC) L.P., Blackstone Real Estate Partners IV TE.3-A (DC) L.P. and Blackstone Real Estate Holdings IV L.P., (collectively, the “Fund”) and their affiliates. The accompanying combined financial statements include the accounts of the following hotels:

La Quinta Inn—Fairfield

La Quinta Inn—Armonk

La Quinta Inn—Coral Springs

La Quinta Inn—Deerfield

La Quinta Inn—Sunrise

La Quinta Inn—Miami Lakes

La Quinta Inn—Naples

La Quinta Inn—Plantation

La Quinta Inn—Sarasota

La Quinta Inn—Wayne

La Quinta Inn—West Palm Beach

La Quinta Inn—Ft. Lauderdale

La Quinta Inn—Clifton

La Quinta Inn—Elmsford

Financial Condition—The Company’s Parent and its subsidiaries are in discussions with its lenders to extend the maturity date of the mortgage loan and mezzanine loan if the indebtedness is not otherwise fully retired prior to maturity. The total outstanding debt of the Parent and its subsidiaries was $118.9 million as of December 31, 2013. Although the credit environment has not yet returned to levels experienced prior to the credit crisis, management of the Company believes that the credit markets continue to improve and given the estimated value and operating performance of the assets that collateralize the mortgage loan and mezzanine loan, management of the Company believes that an extension would be secured. However, this event will likely result in the payment of loan related fees and potentially an overall increase to the interest rate, a principal payment in connection with the execution of the extension, and/or additional principal payments during the term of the extension. In the event the potential sale of the 14 hotel properties to La Quinta Holdings Inc. is not consummated and in the event the mortgage loan and mezzanine loan cannot be extended with the current lender, management believes the assets securing the mortgage loan and mezzanine loan have value in excess of the outstanding mortgage loan and mezzanine loan and can be underwritten based on commercially accepted underwriting requirements with respect to expected debt yields, debt service coverage ratios, and loan to value expectations. In addition to pursuing the loan extension with the current lender, the Parent and its subsidiaries are continuing to explore additional options available with respect to refinancing the mortgage loan and mezzanine loan. While substantial doubt regarding the Company’s ability to continue as a going concern does not exist, there is the potential risk that the mortgage loan and mezzanine loan may not be extended or otherwise refinanced prior to the maturity date on terms acceptable to the Parent and its subsidiaries. Accordingly, there can be no assurances that the Parent and its subsidiaries will be able to successfully negotiate an extension of the maturity date of the mortgage loan or otherwise refinance the mortgage loan and mezzanine loan on terms acceptable to the Parent and its subsidiaries as it becomes due. If the Parent and its subsidiaries are unable to extend or refinance the mortgage loan and mezzanine loan, the lender could pursue foreclosure or other remedies legally available to them under the mortgage and mezzanine arrangements, which could significantly affect the Company’s future operations, liquidity, and cash flows.

2. Summary of significant accounting policies

Basis of presentation—The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). All intercompany transactions and balances have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents—Cash and cash equivalents primarily consist of cash in banks and highly liquid investments with original maturities of three months or less when purchased.

Restricted cash—Restricted cash represents cash collected and held in restricted depository accounts or in escrow accounts for the payment of property taxes and debt service under the mortgage arrangements.

Accounts receivable—net—Accounts receivable are primarily due from major credit card companies and other large corporations. A provision for possible bad debts is made when collection of receivables is considered doubtful. The allowance is estimated based on specific review of customer accounts, as well as historical collection experience and current economic and business conditions. The allowance for doubtful accounts was approximately $58,400 and $62,000, as of December 31, 2013 and 2012, respectively.

Inventory—Inventory consists of unused operating supplies, which are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Provisions are made, as necessary, to reduce excess or obsolete inventories to their net realizable values.

Prepaid expenses—Prepaid expenses primarily consist of prepaid insurance, prepaid maintenance contracts, and prepaid advertising. Advertising costs are expensed when the advertisement is run.

Distributions to and contributions from Parent—Distributions to Parent or BRE/Prime Holdings LLC, a holding company also owned by WIH Hotels L.L.C., represent the cash generated by the Company that is transferred to the Parent through sweep arrangements under the provisions of the mortgage loan and mezzanine loan agreements discussed in Note 5. The Parent controls the sweep accounts and uses the cash in these accounts to pay down the mortgage loan and mezzanine loan. Contributions from Parent represent subsequent funding by Parent to pay the obligations, including operating expenses, of the Company. Additionally, any net cash position advanced to Parent is forgiven each year and therefore is accounted for as an equity distribution.

Property and equipment—net—Property and equipment were valued at acquisition based on their estimated fair values at the date of acquisition of the related properties. Subsequent additions are recorded at cost. Expenditures for maintenance, repairs, and renewals of items that do not extend the service life or increase the capacity of assets are charged to expense as incurred. Expenditures that increase the life or utility of property and equipment are capitalized. The Company recorded a loss on disposal of $322,000 in 2013, $695,000 in 2012, and a gain on disposal of $4,000 in 2011. Depreciation has been computed using the straight-line method using useful lives as follows:

Years

Building and improvements	15–40
Land improvements	15–20
Furniture, fixtures, and equipment	3–10

Long-lived assets and assets to be disposed of—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is determined by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If the carrying value of the assets exceeds such cash flows, the assets are considered impaired. The impairment charge to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair value. Assets to be disposed of are reported at the lower of their carrying amount or estimated fair value less costs to sell. Fair value is determined using management’s best estimate of the discounted net cash flows over the remaining life of the asset. No impairments of long-lived assets were recorded in 2013, 2012, and 2011.

Subsequent events—The Company has evaluated subsequent events through February 26, 2014, the date the financial statements were available to be issued.

Fair value of financial instruments—Cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses are carried at cost, which approximates fair value based on their short-term or highly liquid nature. The outstanding balance of the mortgage loan and mezzanine loan bears a variable interest rate and, accordingly, the carrying amounts approximate their fair value.

Revenue recognition—Revenue associated with room rentals, retail and other sales at the hotels is recognized when services are rendered and goods are provided. Room revenue is generated by the rental of rooms and retail and other revenues from the sale of goods and other services provided by the hotels. Advance deposits arise as a normal part of business due to advance payments from hotel guests for accommodations. Such amounts are deferred until the related services are provided.

Income taxes—The WIH La Quinta Inn Hotels are limited partnerships for federal income tax purposes. As such, the income tax effects of the results of operations of the WIH La Quinta Inn Hotels accrue directly to the member. Accordingly, the accompanying combined financial statements do not include a provision for income taxes.

Fair value measurements—In accordance with the authoritative guidance on fair value measurements and disclosures, the Company measures nonfinancial assets and liabilities subject to non-recurring measurement and financial assets and liabilities subject to recurring measurement based on a hierarchy that prioritizes inputs to valuation techniques used to measure the fair value. Inputs used in determining fair value should be from the highest level available in the following hierarchy:

Level 1—Inputs based on quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access.

Level 2—Inputs based on quoted prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3—Inputs are unobservable for the asset or liability and typically based on an entity’s own assumptions as there is little, if any, related market activity.

The Company generally determines or calculates the fair value of financial instruments using quoted market prices in active markets when such information is available or using appropriate present value or other valuation techniques, such as discounted cash flow analysis, incorporating available market discount rate information for similar types of instruments and the Company’s estimates for non-performance and liquidity risk. These techniques are significantly affected by the assumptions used, including the discount rate, credit spreads, and estimates of future cash flows.

At December 31, 2013 and 2012, the WIH La Quinta Inn Hotels had assets that under certain conditions would be subject to measurement at fair value on a non-recurring basis, such as long-lived assets subject to fair value measurement when an impairment loss is recorded. Recognition of these assets at their fair value would be determined utilizing Level 3 inputs.

For the years ended December 31, 2013, 2012, and 2011, the Company did not have assets for which it recorded impairment. As a result, the Company did not have assets measured at fair value on a nonrecurring basis during the years December 31, 2013, 2012, and 2011.

3. Property and equipment—net

A summary of property and equipment as of December 31, 2013 and 2012, is as follows (in thousands):

	2013	2012

Land and land improvements	$17,936	$17,936
Buildings and improvements	85,432	84,258
Furniture, fixtures, and equipment	16,630	16,229
Construction in progress	226	679

Total property and equipment	120,224	119,102
Less: accumulated depreciation	(34,029)	(30,377)

Property and equipment—net	$86,195	$88,725

Depreciation expense for the years ended December 31, 2013, 2012, and 2011, was approximately $4.7 million, $4.5 million, and $4.7 million, respectively.

4. Accounts payable and accrued expenses

Accounts payable and accrued expenses as of December 31, 2013 and 2012, consist of the following (in thousands):

	2013	2012

Accounts payable	$1,185	$1,279
Accrued payroll and related	618	995
Other accrued liabilities	657	901
Accrued sales, use and occupancy tax	413	563

Total	$2,873	$3,738

5. Mortgage loan and mezzanine loan

The WIH La Quinta Inn Hotels were acquired in a series of transactions. Mortgage and mezzanine loans were originated in connection with a financing involving the WIH La Quinta Inn Hotels and certain other properties. The total outstanding debt of the Parent and its subsidiaries with respect to such loans at December 31, 2013 and 2012, was $118.9 million and $131.5 million, respectively. At December 31, 2013 and 2012, $108.4 million and $120.1 million, respectively, represented the mortgage loan and $10.5 million and $11.4 million, respectively, represented the mezzanine loan. The 14 hotel properties have individual release price allocations. The portion of the loans associated with the assets being presented, and the related interest expense, represent the equivalent proportion with respect to the Parent and its subsidiaries’ outstanding mortgage loan, mezzanine loan and interest expense amounts allocated based on each property’s release amount. On May 10, 2011, the Parent and its subsidiaries under the mortgage and mezzanine loans entered into loan modification agreements with their lenders, which provided for the release of La Quinta Inn—Armonk from the mortgage loan. The loan modification further required that the La Quinta Inn—Armonk, La Quinta Inn—Clifton and La Quinta Inn—Elmsford secure the mezzanine loan only. In connection with this loan modification, a portion of the mezzanine loan was paid off at a discount resulting in a gain on extinguishment of debt. The portion of the gain attributed to the Company was $6.7 million. The amendment also extended the term of the loans for two successive one-year terms through May 10, 2013, and required the Parent to make quarterly principal payments of approximately $1.7 million through the final maturity date to be applied to the mortgage loan until fully repaid. The Company’s payments of this balance are reflected as distributions to Parent.

On May 9, 2013, the Parent and its subsidiaries under the mortgage loan and mezzanine loan entered into loan extension agreements, which extended the maturity date of the loans through June 11, 2013. On June 7, 2013, the Parent and its subsidiaries under the mortgage loan entered into the Third Modification of Loan Agreement and Omnibus Amendment and the Parent and its subsidiaries under the mezzanine loan entered into the Third Modification of Mezzanine Loan Agreement and Omnibus Amendment which, among other things, provide an extension of the maturity date of the mortgage and mezzanine loans through the payment date on July 7, 2014.

Prior to June 7, 2013, the mortgage and mezzanine loans paid interest at the one-month London InterBank Offered Rate (LIBOR) plus a spread on a blended basis of 1.67%, from June 7, 2013 and thereafter, the spread on a blended basis increased to 3.148%.

Cash flows from the mortgaged properties, in excess of amounts due on the mortgage and mezzanine loans, amounts required to be deposited into reserve accounts and amounts released to the Company for operating expenses for the mortgaged properties, are placed in restricted cash accounts which can be used as additional collateral to pay down the loans or certain other permitted uses.

Pursuant to the terms of the mortgage and mezzanine loans, the borrowers were also required to enter into an interest rate cap agreement with respect to each loan. An interest rate cap provides that a counterparty is obligated to pay any interest attributable to LIBOR over a set rate on a specified notional principal amount for a specific term. The value of the interest rate cap was not material at December 31, 2013 and 2012.

6. Commitments and contingencies

Insurance—The Company participates in a comprehensive insurance program on its properties, including liability, business interruption, fire, and extended coverage including windstorm and flood, in the types and amounts management believes are customary for the resort and hotel industry. Certain insurance risks for medical and workers’ compensation are self-insured by property management companies of the WIH La Quinta Inn Hotels (see Note 8) subject to certain stop-loss thresholds and therefore those property management companies direct bill medical, dental, and workers’ compensation costs to the hotel properties.

Litigation—The Company is not a party to any significant litigation or claims, other than routine matters arising out of the ordinary course of business. The Company believes that the results of all claims and litigation, individually or in the aggregate, will not have a material adverse effect on the Company’s combined financial statements.

Leases—The Company leases land under agreements, expiring through 2030, that provide for monthly payments of rent and are accounted for as operating leases for financial reporting purposes. Future minimum lease obligations under various noncancelable operating leases with initial terms in excess of one year at December 31, 2013, are set forth as follows (in thousands):

Years ending December 31

2014	$936
2015	936
2016	936
2017	936
2018	936
Thereafter	7,500

Total	$12,180

Rent expense for the years ended December 31, 2013, 2012, and 2011, was approximately $1.7 million, $1.4 million, and $1.6 million, respectively.

7. Franchise agreement

The Company has franchise agreements, which became effective on April 11, 2006, and expire on April 11, 2026, with La Quinta Franchising, LLC (“La Quinta Franchising”). La Quinta Franchising is an affiliate of the Fund. Under the franchise agreements, the Company is required to pay a sales and marketing fee equal to 2.5% of the corresponding properties’ annual revenue and a royalty fee equal to 0.33% of the respective properties’ annual revenue upon opening under the La

Quinta brand. Total sales and marketing and royalty fees were approximately $1.1 million, $1.1 million, and $0.9 million for 2013, 2012, and 2011, respectively, and were included in management, marketing and related party fees in the accompanying combined statements of operations.

8. Management of properties

On April 1, 2006, the Company engaged LQ Management LLC (LQ), a management company who primarily manages La Quinta franchised hotels, to provide hospitality management services to all of its limited-service hotels. LQ is an affiliate of the Fund. The hospitality management fee payable to LQ is based on 1.67% of the corresponding properties’ annual revenue. The hospitality management agreements expire on April 1, 2026, but may be terminated by either party at any time for any reason upon 30 days written notice.

Hospitality management fees under the agreements totaled approximately $0.6 million, $0.6 million, and $0.6 million for the years ended December 31, 2013, 2012, and 2011, respectively, and are reflected as a component of management, marketing and related party fees in the accompanying combined statements of operations.

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